UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     March 1, 2006

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 2.02. Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release today, March 1, 2006 reporting results of its operations for the fiscal quarter ended January 31, 2006. A copy of this Brown-Forman Corporation press release is attached hereto as Exhibit 99.1.


Item 9.01.  Financial Statements and Exhibits

 (a)      Not applicable.
 (b)      Not applicable.
 (c)      Exhibits.
          99.1     Press Release, dated March 1, 2006



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   March 1, 2006                      By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and
                                                Assistant Corporate Secretary



Exhibit Index
99.1 Press Release, dated March 1, 2006, issued by Brown-Forman Corporation, reporting results of operations for the fiscal quarter ended January 31, 2006.

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS STRONG RESULTS FOR THE THIRD QUARTER
OF FISCAL 2006; INCREASES FULL YEAR GUIDANCE


Louisville, KY, March 1, 2006 - Brown-Forman Corporation reported adjusted earnings from continuing operations of $0.80 per share(1) for the third quarter ended January 31, 2006, up 12% from adjusted earnings of $0.72 per share in the same period last year. This earnings increase was fueled by continued strong growth in sales and profits for the company's Premium Global brands, most notably Jack Daniel's Tennessee Whiskey. Adjusted results included in this release represent management's view of the company's underlying business.

Excluding adjustments, reported third quarter earnings from continuing operations declined 4%, to $0.98 per share, from $1.02 per share in the prior year, reflecting the absence of a $0.39 per share gain recorded in the prior year related to the company's sale of its shares in Glenmorangie plc. Additionally, in the third quarter of this fiscal year the company recorded a $0.14 per share net benefit related to changes in its Australian distribution joint venture and a $0.04 per share gain on the sale of winery property. Attached on page 4 of this earnings release is a supplemental schedule that reconciles reported results to adjusted results.

Adjusted net sales and gross profit improved 10% and 13%, respectively, in the quarter. Reported net sales and gross profit grew at lower rates (5% and 10%, respectively), primarily due to unfavorable foreign exchange rates.

--------
(1) All per share amounts are calculated on a diluted basis unless otherwise indicated.

Continued global volume and profit growth for Jack Daniel's, Fetzer Wines' profit growth in the United States, and positive trends for Finlandia Vodka (particularly in central Europe) were the primary factors contributing to the quarter's growth. The increase in gross profit was accompanied by incremental advertising investments behind the company's Premium Global portfolio and higher investments in SG&A expenses, due in part to the impact of international distribution changes.

Global depletions(2) for the company's total portfolio of brands were up in the mid-single digits in the quarter with balanced growth across all geographies, led by strength in many international markets. Depletions for the company's Premium Global brands, consisting of Jack Daniel's, Southern Comfort, and Finlandia, grew in the high single digits and represent approximately 60% of total volumes. Depletions for the company's Mid-Priced Regional brands, which include Canadian Mist, Early Times, Fetzer and Bolla, were flat, while depletions of Super-Premium Developing brands continued to grow at a double-digit rate in the quarter.

For the first nine months of the fiscal year, both reported and adjusted earnings from continuing operations were up 14% over the prior year. Growth was driven by positive volume trends and continued margin improvement for the company's Premium Global brands. These improvements, combined with higher profits from some of the company's Mid-Priced Regional brands (most notably Fetzer) and volume and profit growth from its Super-Premium Developing brand portfolio, more than offset increased advertising investments (primarily behind the company's Premium Global brands) and higher SG&A spending.

--------
(2) Depletions are shipments from wholesale distributors to retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

In the first nine months of fiscal 2006, Jack Daniel's worldwide depletions grew in the high single digits. While this growth rate was slightly below that of the prior year, the brand grew by more than 500,000 cases in the period. Substantial volume gains were registered in the U.S., Asia, South Africa and nearly all markets in Europe. Year-to-date depletions for Southern Comfort grew in the mid-single digits, driven by the brand's continued progress in the U.S., while Finlandia depletions grew at a double-digit rate, propelled by continued strong growth in Poland and Russia.

Paul Varga, the company's chief executive officer stated, "We are pleased with yet another quarter of strong organic growth. Our gross profit growth is solid across both brands and geographies. This performance is due to consistent long-term investments, our diligent resource allocation process, an environment conducive to our brand building, and the focused effort of our employees worldwide. We continue to see growth opportunities ahead."

Earnings Outlook from Continuing Operations

Based on strong third quarter results, the company is increasing its fiscal 2006 full year outlook from continuing operations. The company now expects earnings in the range of $2.79 to $2.85 per share compared to the previously communicated projected range of $2.73 to $2.79 per share. Consistent with the previous guidance, this outlook excludes the net benefit from the early termination of the company's distribution rights to the Glenmorangie family of brands, the net effect of changes in the company's Australian distribution joint venture, and the sale of winery property in California. Prior year adjusted earnings were $2.42 per share, which excluded the gain on the sale of Glenmorangie shares and trade inventory reductions related to distribution changes in Europe.

This revised full year guidance implies a range of earnings from continuing operations for the fourth quarter of $0.48 to $0.54 per share, versus last year's adjusted earnings of $0.54 per share, reflecting the expectation of reductions in global trade inventory levels, incremental brand and SG&A investments, and unfavorable foreign exchange effects.

SUPPLEMENTAL SCHEDULE

Except per share data, amounts in million U.S. Dollars

                                                Three Months Ended January 31,              Nine Months Ended January 31
Continuing Operations*                          2005         2006     % Change            2005           2006      % Change

Net Sales                                      $607.1       $636.8        5%            $1,715.6       $1,850.0        8%
Glenmorangie distribution termination            (4.0)         --                          (12.4)          (4.2)
Trade inventory levels                            3.7          6.7                           8.2           (0.5)
Foreign exchange                                  --          24.0                           --            28.4
                                               ------       ------                      --------       --------
Adjusted Net Sales (a)                         $606.8       $667.5       10%            $1,711.4       $1,873.8        9%


Gross Profit                                   $305.0       $334.4       10%              $888.9         $994.8       12%
Glenmorangie distribution termination            (1.2)         0.1                          (4.1)          (1.4)
Trade inventory levels                            5.9          5.5                           5.8           (0.8)
Foreign exchange                                  --          11.2                           --            15.3
All other, net                                    2.2          --                            1.3            --
                                               ------       ------                      --------       --------
Adjusted Gross Profit (b)                      $311.9       $351.2       13%              $892.0       $1,007.9       13%


Operating Income                               $117.4       $165.7       41%              $358.4         $460.1       28%
Glenmorangie - net impact                        (0.4)         0.2                          (1.6)         (12.5)
Australian distributor transition                 --         (14.1)                          --           (14.1)
Gain on sale of winery                            --          (4.6)                          --            (4.6)
Trade inventory levels                            5.9         (3.7)                          5.8          (10.1)
Foreign exchange                                  --           7.0                           --            10.1
All other, net                                   10.3          --                            9.4            --
                                               ------       ------                        ------         ------
Adjusted Operating Income (c)                  $133.1       $150.3       13%              $372.1         $428.9       15%



Earnings Per Share (Diluted)                    $1.02        $0.98       (4%)              $2.27          $2.59       14%
Glenmorangie - net impact                       (0.40)         --                          (0.39)         (0.11)
Australian distributor transition                 --         (0.14)                          --           (0.14)
Gain on sale of winery                            --         (0.04)                          --           (0.04)
Trade inventory levels                           0.03        (0.02)                         0.03          (0.05)
Lower net interest and effective tax rate         --         (0.02)                          --           (0.05)
Foreign exchange                                  --          0.04                           --            0.05
All other, net                                   0.06          --                           0.06            --
                                                -----        -----                         -----          -----
Adjusted Earnings Per Share (d)                 $0.72        $0.80       12%               $1.96          $2.25       14%


*Continuing operations do not include results from Lenox, Inc., the company's former subsidiary, which was sold on
 September 1, 2005.  Results from discontinued operations, which include both the results of divested operations through the date of the sale and the remaining operations classified as discontinued, are not reflected in this release unless expressly stated.



USE OF NON-GAAP FINANCIAL INFORMATION

This press release includes financial measures that were not derived in accordance with generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and may be inconsistent with similar measures presented by other companies. Reconciliation of these measures to GAAP measures, and reasons for the company's uses of these measures, are presented here.

(a) Adjusted Net Sales is net sales derived in accordance with GAAP, excluding the impact of both changes in foreign exchange rates and global trade inventories, and net revenues from Glenmorangie and its family of brands which the company formerly distributed in the U.S. and several international markets. Management believes that disclosing this measure is important because it more accurately reflects the underlying or organic net sales of the company.

(b) Adjusted Gross Profit is gross profit derived in accordance with GAAP, excluding the impact of both changes in foreign exchange rates and global trade inventories, and gross profits from Glenmorangie and its family of brands which the company formerly distributed in the U.S. and several international markets. Management believes that disclosing this measure is important because it more accurately reflects the underlying or organic gross profit of the company.

(c) Adjusted Operating Income is operating income derived in accordance with GAAP, excluding the impact of both changes in foreign exchange rates and global trade inventories, the favorable impact of changes in the company's Australian distribution operation, the sale of winery property located in California, and the impact of items associated with the company's interest in and representation of the Glenmorangie family of brands and other items (e.g., higher incentive compensation in the prior year; asset impairment associated with the company's minority interest in a small Mexican tequila company). Management believes that disclosing this measure is important because it more accurately reflects the underlying or organic operating income of the company.

(d) Adjusted Earnings Per Share is Earnings Per Share derived in accordance with GAAP, adjusted for the impact of both changes in foreign exchange rates and global trade inventories, period-to-period changes in the company's effective tax rate and interest expense, the favorable impact of changes in the company's Australian distribution operation, the sale of winery property located in California, and the impact of items associated with the company's interest in and representation of the Glenmorangie family of brands, as well as several other miscellaneous items. Management believes that disclosing this measure is important because it more accurately reflects the underlying or organic earnings per share growth of the company.

Brown-Forman will host a conference call to discuss third quarter results today at 10:00 a.m. EST. All interested parties in the U.S. are invited to join the conference by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 5719061. A digital audio recording of the conference call will also be available on the Brown-Forman website approximately one hour after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:
This report contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - changes in general economic conditions, particularly in the United States where we earn the majority of our profits;
 - lower consumer confidence or purchasing in the wake of catastrophic events;
 - tax increases, whether at the federal or state level or in major international markets and/or tariff barriers or other restrictions affecting beverage alcohol;
 - restrictions on alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or globally;
 - adverse developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our industry conspired to promote the consumption of alcohol by those under the legal drinking age;
 - a strengthening U.S. dollar against foreign currencies, especially the British Pound;
 - reduced bar, restaurant, hotel and travel business in wake of terrorist attacks or threats, such as occurred in September, 2001 in the U.S. and in July, 2005 in London;
 - lower consumer confidence or purchasing associated with rising energy prices;
 - a decline in U.S. spirits consumption as might be indicated by recent published trends suggesting a slight reduction in the growth rate of distilled spirits consumption;
 - longer-term, a change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;
 - changes in distribution arrangements in major markets that limit our ability to market our products;
 - increases in the price of energy or raw materials, including grapes, grain, wood, glass, and plastic;
 - excess wine inventories or a further world-wide oversupply of grapes.
 - adverse developments as a result of state investigations of beverage alcohol industry trade practices of suppliers, distributors and retailers.

                            Brown-Forman Corporation
                        Consolidated Statements of Income
                 (Dollars in millions, except per share amounts)

                                       Three Months Ended
                                          January 31,
                                      2005           2006         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                         $607.1         $636.8           5%
   Gross profit                       305.0          334.4          10%
   Advertising expenses                76.8           85.0          11%
   Selling, general, and
    administrative expenses           109.3          116.1           6%
   Other expense (income), net          1.5          (32.4)
      Operating income                117.4          165.7          41%
   Gain on sale of investment
    in affiliate                       73.5            --
   Interest expense (income), net       2.0           (0.3)
      Income before income taxes      188.9          166.0         (12%)
   Income taxes                        64.5           45.6
      Net income                      124.4          120.4          (3%)

   Earnings per share:
      Basic                            1.02           0.99          (4%)
      Diluted                          1.02           0.98          (4%)


DISCONTINUED OPERATIONS
   Net income (loss)                 $(29.4)         $ 0.1

   Earnings (loss) per share:
      Basic                           (0.24)            --
      Diluted                         (0.24)            --


TOTAL COMPANY
   Net income                        $ 95.0         $120.5          27%

   Earnings per share:
      Basic                            0.78           0.99          26%
      Diluted                          0.78           0.98          26%

                            Brown-Forman Corporation
                        Consolidated Statements of Income
                 (Dollars in millions, except per share amounts)

                                       Nine Months Ended
                                          January 31,
                                      2005           2006         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                       $1,715.6       $1,850.0           8%
   Gross profit                       888.9          994.8          12%
   Advertising expenses               219.9          244.7          11%
   Selling, general, and
    administrative expenses           311.2          336.6           8%
   Other income, net                   (0.6)         (46.6)
      Operating income                358.4          460.1          28%
   Gain on sale of investment
    in affiliate                       72.3            --
   Interest expense, net               11.6            3.8
      Income before income taxes      419.1          456.3           9%
   Income taxes                       141.5          136.7
      Net income                      277.6          319.6          15%

   Earnings per share:
      Basic                            2.28           2.62          15%
      Diluted                          2.27           2.59          14%


DISCONTINUED OPERATIONS
   Net loss                          $(30.0)        $(77.5)

   Loss per share:
      Basic                           (0.25)         (0.64)
      Diluted                         (0.25)         (0.63)


TOTAL COMPANY
   Net income                        $247.6         $242.1          (2%)

   Earnings per share:
      Basic                            2.03           1.98          (2%)
      Diluted                          2.02           1.96          (3%)

                            Brown-Forman Corporation
                      Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                  April 30,          January 31,
                                                    2005                 2006
                                                 --------              --------
Assets:
Cash and cash equivalents                        $  294.9              $  366.2
Short-term investments                                --                  229.7
Accounts receivable, net                            295.9                 312.6
Inventories                                         469.9                 519.8
Current assets held for sale                        157.6                   9.3
Other current assets                                 96.9                  92.2
                                                  -------               -------
     Total current assets                         1,315.2               1,529.8

Property, plant, and equipment, net                 417.9                 418.1
Trademarks and brand names                          334.2                 331.7
Goodwill                                            192.7                 188.6
Noncurrent assets held for sale                     217.9                   7.0
Other assets                                        171.2                 179.4
                                                  -------               -------
     Total assets                                $2,649.1              $2,654.6
                                                  =======               =======

Liabilities:
Accounts payable and accrued expenses            $  264.2              $  261.2
Dividends payable                                     --                   34.2
Accrued income taxes                                 41.9                  42.3
Current portion of long-term debt                   279.3                 249.5
Current liabilities held for sale                    52.7                   3.8
                                                  -------               -------
     Total current liabilities                      638.1                 591.0

Long-term debt                                      351.5                 351.9
Deferred income taxes                               157.8                 146.1
Accrued postretirement benefits                      77.6                  77.5
Noncurrent liabilities held for sale                 82.9                   --
Other liabilities                                    31.2                  26.5
                                                  -------               -------
     Total liabilities                            1,339.1               1,193.0

Stockholders' equity                              1,310.0               1,461.6
                                                  -------               -------

Total liabilities and stockholders' equity       $2,649.1              $2,654.6
                                                  =======               =======

                            Brown-Forman Corporation
                 Condensed Consolidated Statements of Cash Flows
              (including cash flows from discontinued operations)
                              (Dollars in millions)

                                                           Nine Months Ended
                                                              January 31,
                                                        2005              2006
                                                       ------            ------
Cash provided by operating activities                  $342.0            $243.4

Cash flows from investing activities:
   Proceeds from sale of discontinued operations          --              196.5
   Proceeds from sale of investment in affiliate         92.7               --
   Investment in short-term securities                    --             (229.7)
   Acquisition of minority interest in subsidiary       (63.6)              --
   Additions to property, plant, and equipment          (31.0)            (33.6)
   Other                                                  5.4               4.9
                                                       -------           -------
      Cash provided by (used for) investing activities    3.5             (61.9)

Cash flows from financing activities:
   Net decrease in debt                                 (47.0)            (30.0)
   Dividends paid                                       (81.6)            (94.0)
   Other                                                  4.9              13.8
                                                       -------           -------
      Cash used for financing activities               (123.7)           (110.2)
                                                       -------           -------

Net increase in cash and cash equivalents               221.8              71.3

Cash and cash equivalents, beginning of period           67.7             294.9
                                                       -------           -------
Cash and cash equivalents, end of period               $289.5            $366.2
                                                       =======           =======

                            Brown-Forman Corporation
                           Continuing Operations Only
                            Supplemental Information
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                            January 31,
                                                    2005                  2006
                                                   ------                ------

Depreciation and amortization                       $11.7                 $10.6

Excise taxes                                       $127.8                $132.8

Effective tax rate                                  34.1%                 27.5%

Cash dividends paid per common share               $0.245                $0.280

Shares (in thousands) used in the
calculation of earnings per share
   Basic                                          121,755               122,116
   Diluted                                        122,482               123,558



                                                         Nine Months Ended
                                                            January 31,
                                                    2005                  2005
                                                   ------                ------

Depreciation and amortization                       $32.8                 $32.3

Excise taxes                                       $319.4                $345.9

Effective tax rate                                  33.8%                 30.0%

Cash dividends paid per common share               $0.670                $0.770

Shares (in thousands) used in the
calculation of earnings per share
   Basic                                          121,723               122,027
   Diluted                                        122,432               123,321




These figures have been prepared in accordance with the company's customary accounting practices.